EXHIBIT 5.1

December 28 , 2018

CannaPowder, Inc.

20 Raoul Wallenberg Street

Tel Aviv, Israel 6971916

Re: Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to CannaPowder, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1 (File No. 333- 228741 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration for the sale by selling shareholders listed in the Registration Statement of up to 2,343,291 shares of the Company’s common stock, par value $0.00001 (the “Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Certificate of Incorporation, as amended, and Bylaws, both as currently in effect as of the date hereof, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery, other than by the Company, of all documents where due execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the Nevada Revised Statutes of the State of Nevada. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We consent to the reference to our firm under the caption “Interest of Named Experts and Counsel” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

/s/: Lawrence R. Lonergan, Esq.
Lawrence R. Lonergan, Esq.